As filed with the Securities and Exchange Commission on July 20, 2000
                                                  Registration No. 333-37506
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                          --------------------------

                              AMENDMENT NO. 1 TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                          --------------------------

                         RATIONAL SOFTWARE CORPORATION
            (Exact name of Registrant as specified in its charter)
                          --------------------------

        Delaware                                                            54-1217099
(State or other jurisdiction of      18880 Homestead Road                (I.R.S. Employer
incorporation or organization)      Cupertino, California 95014       Identification Number)
                                            (408) 863-9900

 (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                          --------------------------
                               Michael T. Devlin
                            Chief Executive Officer
                         Rational Software Corporation
                             18880 Homestead Road
                          Cupertino, California 95014
                                (408) 863-9900
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                          --------------------------
                                   Copy to:
                           Katharine A. Martin, Esq.
                       Wilson Sonsini Goodrich & Rosati
                           Professional Corporation
                              650 Page Mill Road
                          Palo Alto, California 94304
                                (415) 493-9300
                          --------------------------
  Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.    [_] _______________

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _______________

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                          --------------------------
                        Calculation of Registration Fee

----------------------------------------------------------------------------------------------------------------------------------
                                                                       Proposed Maximum     Proposed Maximum
            Title of Each Class of Securities         Amount to be    Offering Price Per   Aggregate Offering       Amount of
                    to be Registered                   Registered          Share(1)             Price(1)         Registration Fee(2)
----------------------------------------------------------------------------------------------------------------------------------
Common Stock......................................      371,385           $73.25              $27,203,951             $7,185
==================================================================================================================================

(1) Estimated solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices for the Common Stock as reported on the Nasdaq Stock Market on May 15, 2000, in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

(2) Amount previously paid.
                          --------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                SUBJECT TO COMPLETION, DATED JULY 20, 2000


                                371,385 Shares

                         RATIONAL SOFTWARE CORPORATION

                                 Common Stock

     All of the shares of common stock offered by this Prospectus are being sold by the selling stockholders. Rational Software Corporation will not receive any of the proceeds from the sale of these shares.

     The reported last sales price of our common stock on the Nasdaq National Market on April 28, 2000 was $85.13 per share. Our common stock is traded on the Nasdaq National Market under the symbol "RATL."

     Investing in our common stock involves risks. See "Risk Factors" starting on page 5.

     We originally issued all of the shares offered by this prospectus in connection with our acquisition of ObjecTime Limited. We are registering the shares pursuant to an agreement between us and the selling stockholders.

     The selling stockholders may sell all or a portion of the shares from time to time on the Nasdaq Stock Market's National Market land at prices which will be determined by the prevailing market price for the shares.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                    This prospectus is dated July __, 2000

                               TABLE OF CONTENTS

                                                            Page
                                                            ----
     The Company............................................  3
     Special Note Regarding Forward-Looking Statements......  3
     Where You Can Find More Information....................  3
     Risk Factors...........................................  5
     Use of Proceeds........................................ 12
     Selling Stockholders................................... 12
     Plan of Distribution................................... 17
     Legal Matters.......................................... 18
     Independent Auditors................................... 18

     You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the prospectus is accurate as of any date other than the date on the front of this prospectus.

                         RATIONAL SOFTWARE CORPORATION

     Rational Software Corporation is a leading provider of integrated solutions that automate the software development process. Our integrated solutions include unified tools, software engineering best practices and services that allow customers to successfully and efficiently develop and deploy software. Rational's solutions help customers organize, automate and simplify the software development process and enable them to gain a competitive advantage by being able to more quickly develop and deploy high-quality, mission-critical software. The focus of our business is e-development, that is, helping customers rapidly develop high-quality software for the Internet-connected global economy.

     Our principal offices are located at 18880 Homestead Road, Cupertino, California 95014, our telephone number is (408) 863-9900 and our website can be accessed at www.rational.com. Information contained in our website does not constitute part of this prospectus. References to Rational, the Company, "we", "us" and "our" in this Prospectus refer to Rational Software Corporation and its subsidiaries unless the context requires otherwise.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents we incorporate by reference may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this prospectus that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Exchange Act and
Section 27A of the Securities Act. Words such as "estimate," "project," "Plan," "intend," "expect," "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this prospectus and the other documents incorporated by reference, including, but not limited to, the Annual Report on Form 10-K for the year ended March 31, 2000 of Rational, including any amendment. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We do not undertake any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstance after the date of this prospectus or to reflect the occurrence of unanticipated events.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the Commission, in accordance with the Securities Exchange Act of 1934. You may read and copy our reports, proxy statements and other information filed by us at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices; 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the Commission are available to the public over the Internet at the Commission's World Wide Web site at http://www.sec.gov.

     The Commission allows us to "incorporate by reference" into this prospectus the information we filed with the Commission. This means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete:

     .    Our Annual Report on Form 10-K for the fiscal year ended March 31,
          2000;

     . Our Proxy Statement for our Annual Meeting of Stockholders to be held on August 17, 2000.

     . Our Registration Statement on Form 8-A dated May 25, 1984, and amended on Form 8-A/A, dated May 25, 1995.



     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

     Investor Relations Department
     Rational Software Corporation
     18880 Homestead Road
     Cupertino, California 95014-6421
     Telephone:  (408) 863-9900

     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus is accurate as of any date other than the date on the front of those documents.

                                 RISK FACTORS

     You should carefully consider these risk factors, together with all of the other information included or incorporated by reference in this prospectus, before you decide whether to purchase the notes. The risks set out below are not the only risks we face.

     If any of the following risks occur, our business, financial condition and results of operations could be materially adversely affected. In such case, the trading price of the notes and common stock could decline, and you may lose all or part of your investment.

     Keep these risk factors in mind when you read "forward-looking" statements elsewhere in this prospectus and in the documents incorporated herein by reference. These are statements that relate to our expectations for future events and time periods. Generally, the words "anticipate," "expect," "intend" and similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, and future events and circumstances could differ significantly from those anticipated in the forward-looking statements.

Significant unanticipated fluctuations in our quarterly revenues and operating results may cause us not to meet securities analysts' or investors' expectations and may result in a decline in the price of our Common Stock.

     Our net revenues and operating results are difficult to predict and may fluctuate significantly from quarter to quarter. If our revenues, operating results, earnings, or future projections are below the levels expected by securities analysts, our stock price is likely to decline.

     Factors that may cause quarterly fluctuations in our operating results include:

     .    the discretionary nature of our customers' purchase and budget cycles;

     .    difficulty predicting the size and timing of customer orders;

     .    long sales cycles;

     .    seasonal variations in operating results;

     . introduction or enhancement of our products or our competitors' products;

     . changes in our pricing policies or the pricing policies of our competitors;

     .    an increase in our operating costs;

     .    whether we are able to expand our sales and marketing programs;

     .    the mix of our products and services sold;

     .    the level of sales incentives for our direct sales force;

     . the mix of sales channels through which our products and services are sold;

     .    the mix of our domestic and international sales;

     .    an increase in the level of our product returns;

     .    fluctuations in foreign currency exchange rates;

     .    costs associated with acquisitions; and

     .    global economic conditions.

     In addition, the timing of our product revenues is difficult to predict because our sales cycles vary substantially from product to product and customer to customer. We base our operating expenses on our expectations regarding future revenue levels. As a result, if total revenues for a particular quarter are below our expectations, we could not proportionately reduce operating expenses for that quarter. Therefore, a revenue shortfall would have a disproportionate effect on our operating results for that quarter. In addition, because our service revenues are largely correlated with our license revenues, a decline in license revenue could also cause a decline in our service revenues in the same quarter or subsequent quarters.

     As a result of these and other factors, our operating results are subject to significant variation from quarter to quarter, and we believe that period-to-period comparisons of our results of operations are not necessarily useful. If our operating results are below investors' or securities analysts' expectations, the price of our Common Stock could decline significantly.

If market acceptance of our sophisticated software development tools fails to grow adequately, our business may suffer.

     Our future growth and financial performance will depend in part on broad market acceptance of off-the-shelf products that address critical elements of the software development process. Currently, the number of software developers using our products is relatively small compared with the number of developers using more traditional technology and products, internally developed tools, or manual approaches. Potential customers may be unwilling to make the significant capital investment needed to purchase our products and retrain their software developers to build software using our products rather than traditional techniques. Many of our customers have purchased only small quantities of our products, and these or new customers may decide not to broadly implement or purchase additional units of our products.

If industry standards relating to our business do not gain general acceptance, we may be unable to continue to develop and market our products and our business may suffer.

     Our future growth and financial performance depends on the development of industry standards that facilitate the adoption of component-based development, as well as enhance our ability to play a leading role in the establishment of those standards. For example, we developed the Unified Modeling Language for visual modeling, which was adopted by the Object Management Group, or OMG, a software industry consortium, for inclusion in its object analysis and design facility specification. The official sanction in the future of a competing standard by the OMG or the promulgation of a competing standard by one or more major platform vendors could harm our marketing and sales efforts and, in turn, our business.

If we do not develop and enhance new and existing products to keep pace with technological, market, and industry changes, our revenues may decline.

     The industry for tools automating software application development and management is characterized by rapid technological advances, changes in customer requirements, and frequent new product introductions and enhancements. If we fail to anticipate or respond adequately to technology developments, industry standards, or practices and customer requirements, or if we experience any significant delays in product development, introduction, or integration, our products may become obsolete or unmarketable, our ability to compete may be impaired, and our revenues may decline. We must respond rapidly to developments related to Internet and intranet applications, hardware platforms, operating systems, and programming languages. These developments will require us to make substantial product-development investments.

     In addition, rapid growth of, interest in, and use of Internet and intranet environments is a recent and emerging phenomenon. Our success may depend, in part, on the compatibility of our products with Internet and intranet applications. We may fail to effectively adapt our products for use in Internet or intranet environments, or to produce competitive Internet and intranet applications.

If we do not effectively compete with new and existing competitors, our revenues and operating margins will decline.

     The industry for tools that automate software development and management is extremely competitive and rapidly changing. We expect competition to intensify in the future. We believe our continued success will become increasingly dependent on our ability to:

     . support multiple platforms, including Microsoft Windows and Windows NT, IBM, commercial UNIX, and Linux;

     . use the latest technologies to support Web-based development of business-critical applications;

     . develop and market a broader line of products for programming languages such as C++, Visual Basic, Java, Visual Java++, and Java Beans; and

     . continually support the rapidly changing standards and technologies used in the development of Web-based applications as well as off-the-shelf products.

     We face intense competition for each of our products, generally from both Windows and UNIX vendors. Because individual product sales often lead to a broader customer relationship, each of our products must be able to successfully compete with numerous competitors' offerings. Many of our competitors or potential competitors are much larger than we are and may have significantly more resources and more experience. Moreover, many of our strategic partners compete with each other and this may adversely impact our relationship with an individual partner or a number of partners.

The recent formation of Catapulse, a new Internet company, by our founders could divert the attention of our management away from our business and affairs, creating potential conflicts of interest.

     On December 3, 1999, we closed a $50,000,000 investment in the Series A Preferred Stock of Catapulse, founded by Paul Levy and Mike Devlin. As of March 31, 2000, after taking into account additional investments by third parties in Catapulse, our Series A Preferred Stock represented approximately 40% of the voting power of the outstanding capital stock of this entity. Paul Levy serves as its Chief Executive Officer and Mike Devlin serves as the Vice-Chairman of the board of directors. Catapulse's board of directors is made up of five directors. Rational has the right to designate two of the members of its board of directors. As of the date hereof, four of its directors also serve on our board of directors. Paul Levy and Mike Devlin will continue in their roles as our Chairman of the Board and Chief Executive Officer, respectively. Catapulse is a business-to-business application service provider that will focus on developing a portal to meet the needs of the global community of software professionals. Catapulse also intends to develop an electronic marketplace for products and services relating to software development and intends to develop and deploy a hosted development service for Internet software development. Rational and Catapulse intend to enter into a strategic business relationship on terms negotiated at arms-length. This strategic relationship could give rise to conflicts of interest involving the two companies and the founders in the future. In addition, Catapulse could divert the attention of Paul Levy and Mike Devlin away from the business and affairs of Rational.

If we are unable to manage our growth, our business will suffer.

     We have experienced rapid growth in recent years. This growth has placed a significant strain on our financial, operational, management, marketing, and sales systems and resources. If we are unable to effectively manage growth, our business, competitive position, results of operations, and financial condition could suffer.

     To achieve and manage continued growth, we must continue to expand and upgrade our information-technology infrastructure and its scalability, including improvements to various operations, financial, and management information systems, and expand, train, and manage our work force. We may not be successful in implementing these initiatives effectively and in a timely fashion.

Our international operations expose us to greater management, collections, currency, intellectual property, regulatory, and other risks.

     International sales accounted for approximately 41% of our revenues in fiscal 2000, 40% in 1999, and 34% in 1998. We expect that international sales will continue to account for a significant portion of our revenues in future periods. Our business would be harmed if our international operations experienced a material downturn. In addition, international sales are subject to inherent risks, including:

     .    unexpected changes in regulatory requirements and tariffs;

     .    unexpected changes in global economic conditions;

     .    difficulties in staffing and managing foreign operations;

     .    longer payment cycles;

     .    greater difficulty in accounts receivable collection;

     .    potentially adverse tax consequences;

     .    price controls or other restrictions on foreign currency;

     .    difficulties in obtaining export and import licenses;

     .    costs of localizing products for some markets;

     .    lack of acceptance of localized products in international markets; and

     .    the effects of high local wage scales and other expenses.

     Our international sales are generally transacted through our international sales subsidiaries. The revenues generated by these subsidiaries, as well as their local expenses, are generally denominated in local currencies. Accordingly, the functional currency of each international sales subsidiary is the local currency. We have engaged in limited hedging activities to protect us against losses arising from remeasuring assets and liabilities denominated in currencies other than the functional currency of the related subsidiary. We are also exposed to foreign exchange rate fluctuations as the financial results of international subsidiaries are translated into U.S. dollars in consolidation. As exchange rates vary, these results, when translated, may vary from expectations and adversely impact our overall expected profitability. We currently do not hedge against this exposure. Fluctuations in foreign currencies could harm our financial condition and operating results.

We are subject to risks associated with the European monetary conversion.

     In January 1999, the new "Euro" currency was introduced in certain
European countries that are part of the European Monetary Union, or EMU. During 2002, all EMU countries are expected to begin operating with the Euro as their single currency. A significant amount of uncertainty exists as to the effect the Euro will have on the marketplace generally and, additionally, all of the final rules and regulations have not yet been defined and finalized by the European Commission with regard to the Euro currency. We are currently assessing the effect the introduction of the Euro will have on internal accounting systems and the sales of products. We are not aware of any material operational issues or costs associated with preparing internal systems for the Euro. However, we do utilize third-party vendor equipment and software products that may or may not be EMU-compliant. The failure of any critical components to operate properly after introduction of the Euro may harm our business or results of operations or require additional costs to remedy these problems.

If we lose key personnel or cannot hire enough qualified personnel, our ability to manage our business, develop new products, and increase our revenues will suffer.

     We believe that the hiring and retaining of qualified individuals at all levels in our organization will be essential to our ability to sustain and manage growth successfully. Competition for highly qualified technical personnel is intense and we may not be successful in attracting and retaining the necessary personnel, which may limit the rate at which we can develop products and generate sales. We will be particularly dependent on the efforts and abilities of our senior management personnel. The departure of any of our senior management members or other key personnel could harm our business. Merger activities can be accompanied or followed by the departure of key personnel, which can compound the difficulty of integrating the operations of the parties to the business combination.

If we fail to maintain and expand our distribution channels, our business will suffer.

     We currently distribute our products primarily through field sales personnel teamed with highly trained technical support personnel as well as through our telesales organizations, our Web site, and indirectly through channels such as value-added resellers and distributors. Our ability to achieve revenue growth in the future will depend in large part on our success in expanding our direct sales force and in maintaining a high level of technical consulting, training, and customer support.

We depend on strategic relationships and business alliances for continued growth of our business.

     Our development, marketing, and distribution strategies rely increasingly on our ability to form long-term strategic relationships with major software and hardware vendors, many of whom are substantially larger than Rational. These business relationships often consist of cooperative marketing programs, joint customer seminars, lead referrals, or joint development projects. Although certain aspects of some of these relationships are contractual in nature, many important aspects of these relationships depend on the continued cooperation of each party with us. Merger activity, such as the acquisition of ObjecTime Ltd., may disrupt these relationships or activities, and some companies may reassess the value of their relationship with us as a result of this merger activity. Divergence in strategy or change in focus by or competitive product offerings by any of these companies may interfere with our ability to develop, market, sell, or support our products, which in turn could harm our business. In addition, one or more of these companies may use the information they gain from their relationship with us to develop or market competing products.

Our products could contain software defects that could reduce our revenues and make it more difficult for us to achieve market acceptance of our products.

     Software products as complex as those sold by us often contain undetected errors, or "bugs," or performance problems. These defects are most frequently found during the period immediately following the introduction of new products or enhancements to existing products. Despite extensive product testing prior to introduction, our products have in the past contained software errors that were discovered after commercial introduction. Errors or performance problems may also be discovered in the future. Any future software defects discovered after shipment of our products could result in loss of revenues or delays in market acceptance, which could harm our business. Further, because we rely on our own products in connection with the development of our software, these errors may make it more difficult to sell our products in the future.

If we fail to adequately protect our intellectual property rights, competitors may use our technology and trademarks, which could weaken our competitive position, reduce our revenues, and increase our costs.

     We rely on a combination of copyright, trademark, patent, and trade-secret laws, employee and third-party nondisclosure agreements, and other arrangements to protect our proprietary rights. Despite these precautions, it may be possible for unauthorized third parties to copy our products or obtain and use information that we regard as proprietary to create products that compete against ours. In addition, some license provisions protecting against unauthorized use, copying, transfer, and disclosure of our licensed programs may be unenforceable under the laws of certain jurisdictions and foreign countries.

     In addition, the laws of some countries do not protect proprietary rights to the same extent as do the laws of the United States. To the extent that we increase our international activities, our exposure to unauthorized copying and use of our products and proprietary information will increase.

     The scope of United States patent protection in the software industry is not well-defined and will evolve as the United States Patent and Trademark Office grants additional patents. Because patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed that would relate to our products.

We rely on software licensed from third parties that is used in our products.

     We also rely on some software that we license from third parties, including software that is integrated with internally developed software and used in our products to perform key functions. These third-party software licenses may not be available to us on commercially reasonable terms or at all. Further, the software may not be appropriately supported, maintained, or enhanced by the licensors. The loss of licenses to or the inability to support, maintain, and enhance any of this software could result in increased costs or in delays or reductions in our product shipments until equivalent software could be developed, identified, licensed, and integrated.

Third parties could assert that our software products and services infringe on their intellectual property rights, which could expose us to increased costs and litigation.

     We expect that we will be increasingly subject to infringement claims as the number of products and competitors grows and the functionality of products in different industry segments overlaps. Third parties may assert infringement claims against us in the future and their claims may or may not be successful. We could incur substantial costs in defending ourselves and our customers against their claims. Parties making their claims may be able to obtain injunctive or other equitable relief that could effectively block our ability to sell our products in the United States and abroad and could result in an award of substantial damages against us. In the event of a claim of infringement, we may be required to obtain one or more licenses from third parties. We cannot be sure that we can obtain necessary licenses from third parties at a reasonable cost or at all. Defense of any lawsuit or failure to obtain any required license could delay shipment of our products and increase our costs.

Year 2000 issues could negatively affect our business.

     Although to date we have not experienced any material problems attributable to the year 2000 problem with respect to our software products and internal systems, it is possible that our current products could contain undetected errors or defects associated with year 2000 date functions that may result in material costs or liabilities to us in the future. Moreover, our software directly and indirectly interacts with a large number of third-party hardware and software systems, each of which may contain or introduce undetected errors or defects. We are unable to predict to what extent our business may be affected if our software or the systems that operate in conjunction with our software experience a material year 2000 related failure. Any year 2000 defect in our products or the software and hardware systems with which our products operate, as well as any year 2000 errors caused by older non-current products that were not upgraded by our customers, could expose us to litigation that could require us to incur significant costs in defending the litigation or expose us to the risk of significant damages. The risks of this litigation may be particularly acute due to the mission-critical applications for which our products are used.

Promotional product versions may adversely impact our actual product sales.

     Our marketing strategy relies in part on making elements of our technology available for no charge or at a very low price, either directly or by incorporating these elements into products offered by third parties, such as Microsoft, with whom we have strategic alliances. This strategy is designed to expose our products to a broader customer base than to our historical customer base and to encourage potential customers to purchase an upgrade or other higher-priced product from us. We may not be able to introduce enhancements to our full-price products or versions of our products with intermediate functionality at a rate necessary to adequately differentiate them from the promotional versions, particularly in cases where our partners are distributing versions of our products with other desirable features, which could reduce sales of our products.

If we cannot successfully integrate our past and future acquisitions and achieve intended financial or strategic benefits, our revenues may decline and our expenses increase.

     We have acquired a number of businesses, technologies, and products, most recently in January 2000. If we fail to achieve the intended financial or strategic benefits of past and future acquisitions, our operating results will suffer. Acquisitions entail numerous risks, including:

     .   difficulty with the assimilation of acquired operations and products;

     .   failure to achieve targeted synergies;

     .   inability to retain key employees of the acquired companies;

     .   loss of key business relationships of the acquired company; and

     .   diversion of the attention of our management team.

     In addition, if we undertake future acquisitions, we may issue dilutive securities, assume or incur additional debt obligations, incur large, one-time expenses, or acquire intangible assets that would result in significant future amortization expense. Any of these events could harm our business.

     Revenues in any quarter are substantially dependent on orders booked and shipped in that quarter. Because staffing and operating expenses are based on anticipated revenue levels and a high percentage of the costs are fixed, small variations in the timing of the recognition of specific revenues could cause significant variations in operating results from quarter to quarter. Historically, the Company has earned a substantial portion of its revenues in the last weeks of the quarter. To the extent these trends continue, the failure to achieve such revenues in the last weeks of any given quarter will have a material adverse effect on the Company's financial results for that quarter. The Company's revenues are difficult to forecast because Rational's sales cycles, from initial evaluation to purchase, vary substantially from customer to customer and from product to product, and because the markets for Rational's products are rapidly evolving. In addition, the Company's results will be affected by the number, timing, and significance of new product announcements by it and its competitors, its ability to develop, introduce, and market new, enhanced, and integrated versions of its products on a timely basis, the level of product and price competition, changes in operating expenses, changes in average selling prices and product mix, any changes in its sales incentive strategy, the experience level of and any changes in sales personnel, any changes in sales cycles, the mix of direct and indirect sales, product returns, and general economic factors, among others. The Company's sales will also be sensitive to existing and prospective customers' budgeting practices and global economic conditions.

     Although Rational has experienced growth in revenues in recent years, there can be no assurance that, in the future, Rational will sustain revenue growth or be profitable on a quarterly or annual basis. Further, the revenues and operating income (exclusive of nonrecurring operating, restructuring, and merger-related expenses) experienced by Rational in recent quarters are not necessarily indicative of future results, and period-to-period comparisons of Rational's financial results should not be relied on as an indication of future performance. Fluctuations in operating results have previously resulted and may continue to result in volatility in the price of Rational's Common Stock.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares. All proceeds from the sale of the Rational Software Corporation Common Stock will be for the account of the selling stockholders, as described below. See "selling stockholders" and "Plan of Distribution" described below.

                             SELLING STOCKHOLDERS

     The following table sets forth information with respect to the number of shares of common stock owned by the selling stockholders named below and as adjusted to give effect to the sale of the shares offered hereby. The information in the table below is current as of the date of this prospectus. The shares are being registered to permit public secondary trading of the shares, and the selling stockholders may offer the shares for resale from time to time.

     The shares being offered by the selling stockholders were acquired in connection with our acquisition of ObjecTime Limited. In the acquisition, shares of common stock were issued pursuant to an exemption from the registration requirements of the Securities Act. In connection with the acquisition, we agreed to register the shares of Rational Software Corporation common stock received by the former stockholders of ObjecTime Limited on the registration statement, of which this prospectus is part.

     Shares of common stock subject to options are treated as outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of the person and are listed below under the "Number of Shares Underlying Options" column below, but these options are not treated as outstanding for the purpose of computing the percentage ownership of any other person. None of the selling stockholders owns more than 1% of the outstanding common stock of Rational Software Corporation.

     The shares offered by this prospectus may be offered from time to time by the selling stockholders named below:

                                        Number of Shares                                Number of Shares
                                          Beneficially                                     Beneficially
                                         Owned Prior to         Number of Shares        Owned After the
   Name of Selling Stockholder            the Offering           Being Offered            Offering
--------------------------------        ----------------         ----------------      ----------------
          James McGee                       80,028                     80,028                *
--------------------------------        ----------------         ----------------      ----------------
        Garth Gullekson                     53,679                     53,679                *
--------------------------------        ----------------         ----------------      ----------------
         Ian Engelberg                      53,679                     53,679                *
--------------------------------        ----------------         ----------------      ----------------

         Branislav Selic                    42,957               42,957                  *
--------------------------------       ----------------     ----------------      ----------------
         Rodney Iversen                     16,284               16,284                  *
--------------------------------       ----------------     ----------------      ----------------
         Larry Williams                     16,284               16,284                  *
--------------------------------       ----------------     ----------------      ----------------
         Serban Gheorghe                    10,341               10,341                  *
--------------------------------       ----------------     ----------------      ----------------
           Dave Daoust                       9,771                9,771                  *
--------------------------------       ----------------     ----------------      ----------------
           Jim Ablett                        8,645                8,645                  *
--------------------------------       ----------------     ----------------      ----------------
          Raymond Tigg                       8,142                8,142                  *
--------------------------------       ----------------     ----------------      ----------------
             Joe May                         6,514                6,514                  *
--------------------------------       ----------------     ----------------      ----------------
            Tom Moore                        6,188                6,188                  *
--------------------------------       ----------------     ----------------      ----------------
       Charley DeShiffart                    5,217                5,217                  *
--------------------------------       ----------------     ----------------      ----------------
           Mark Baker                        3,528                3,528                  *
--------------------------------       ----------------     ----------------      ----------------
        Stephan Saunders                     3,420                3,420                  *
--------------------------------       ----------------     ----------------      ----------------
        David Longbottom                     3,228                3,228                  *
--------------------------------       ----------------     ----------------      ----------------
         John Prokopenko                     2,972                2,972                  *
--------------------------------       ----------------     ----------------      ----------------
        Scott Darlington                     2,677                2,677                  *
--------------------------------       ----------------     ----------------      ----------------
        R. William Taylor                    2,489                2,489                  *
--------------------------------       ----------------     ----------------      ----------------
        David Williamson                     2,433                2,433                  *
--------------------------------       ----------------     ----------------      ----------------
        Stephan Courtney                     2,352                2,352                  *
--------------------------------       ----------------     ----------------      ----------------
            Rob Rose                         2,280                2,280                  *
--------------------------------       ----------------     ----------------      ----------------
          Simon Redding                      2,244                2,244                  *
--------------------------------       ----------------     ----------------      ----------------
         Carol Fairbairn                     1,843                1,843                  *
--------------------------------       ----------------     ----------------      ----------------
           Ted Nothorn                       1,520                1,520                  *
--------------------------------       ----------------     ----------------      ----------------
         Keith Campbell                      1,342                1,342                  *
--------------------------------       ----------------     ----------------      ----------------
          Brian Alexson                      1,164                1,164                  *
--------------------------------       ----------------     ----------------      ----------------
          Sky Matthews                       1,140                1,140                  *
--------------------------------       ----------------     ----------------      ----------------
           David Cork                        1,035                1,035                  *
--------------------------------       ----------------     ----------------      ----------------
            John Hogg                        1,032                1,032                  *
--------------------------------       ----------------     ----------------      ----------------
        Jeffrey Campbell                       818                  818                  *
--------------------------------       ----------------     ----------------      ----------------
           John  Laws                          776                  776                  *
--------------------------------       ----------------     ----------------      ----------------
       Robert Van Slooten                      742                  742                  *
--------------------------------       ----------------     ----------------      ----------------

         James Graham                          697                 697                   *
--------------------------------        ----------------    ----------------      ----------------
         Andrew Lyons                          628                 628                   *
--------------------------------        ----------------    ----------------      ----------------
          Khawar Ahmed                         602                 602                   *
--------------------------------        ----------------    ----------------      ----------------
      Fredrick Abrahamson                      544                 544                   *
--------------------------------        ----------------    ----------------      ----------------
        Anthony Hunter                         487                 487                   *
--------------------------------        ----------------    ----------------      ----------------
        Adrian Panoiu                          486                 486                   *
--------------------------------        ----------------    ----------------      ----------------
        Doug Schaefer                          460                 460                   *
--------------------------------        ----------------    ----------------      ----------------
        Stefan Bayarow                         436                 436                   *
--------------------------------        ----------------    ----------------      ----------------
         Peter Leap                            402                 402                   *
--------------------------------        ----------------    ----------------      ----------------
        Mark Sweeney                           394                 394                   *
--------------------------------        ----------------    ----------------      ----------------
       Ian MacWilliam                          345                 345                   *
--------------------------------        ----------------    ----------------      ----------------
        Nashib Qadri                           327                 327                   *
--------------------------------        ----------------    ----------------      ----------------
      Kelly Armstrong                          317                 317                   *
--------------------------------        ----------------    ----------------      ----------------
        Renee Hill                             313                 313                   *
--------------------------------        ----------------    ----------------      ----------------
        Davey Wong                             297                 297                   *
--------------------------------        ----------------    ----------------      ----------------
       Simon Addis                             289                 289                   *
--------------------------------        ----------------    ----------------      ----------------
        Brad Wolf                              282                 282                   *
--------------------------------        ----------------    ----------------      ----------------
      Richard Lowisz                           259                 259                   *
--------------------------------        ----------------    ----------------      ----------------
        Don Walker                             254                 254                   *
--------------------------------        ----------------    ----------------      ----------------
    Christopher Tyson                          253                 253                   *
--------------------------------        ----------------    ----------------      ----------------
     Atual Ahmed                               251                 251                   *
--------------------------------        ----------------    ----------------      ----------------
     Stelio D'Alo                              248                 248                   *
--------------------------------        ----------------    ----------------      ----------------
      Joy Muraca                               248                 248                   *
--------------------------------        ----------------    ----------------      ----------------
        Ken Webb                               244                 244                   *
--------------------------------        ----------------    ----------------      ----------------
   Reedy Feggins, Jr.                          227                 227                   *
--------------------------------        ----------------    ----------------      ----------------
     Cory Bialowas                             209                 209                   *
--------------------------------        ----------------    ----------------      ----------------
     Ian Engelberg                             206                 206                   *
--------------------------------        ----------------    ----------------      ----------------
       Yuhang Wu                               205                 205                   *
--------------------------------        ----------------    ----------------      ----------------
      Bill Graham                              197                 197                   *
--------------------------------        ----------------    ----------------      ----------------
      Diane Nasso                              182                 182                   *
--------------------------------        ----------------    ----------------      ----------------

      Yves Grenier                             177                 177                   *
--------------------------------        ----------------    ----------------      ----------------
      Brent Nicolle                            174                 174                   *
--------------------------------        ----------------    ----------------      ----------------
       Arindam Das                             171                 171                   *
--------------------------------        ----------------    ----------------      ----------------
      Keith Anderson                           170                 170                   *
--------------------------------        ----------------    ----------------      ----------------
       Kevin Grignon                           165                 165                   *
--------------------------------        ----------------    ----------------      ----------------
      Lori Lafreniere                          160                 160                   *
--------------------------------        ----------------    ----------------      ----------------
        David Lander                           150                 150                   *
--------------------------------        ----------------    ----------------      ----------------
        Jack Carden                            143                 143                   *
--------------------------------        ----------------    ----------------      ----------------
        Simon Heald                            138                 138                   *
--------------------------------        ----------------    ----------------      ----------------
         Ken Paton                             137                 137                   *
--------------------------------        ----------------    ----------------      ----------------
       Stephan Rooks                           129                 129                   *
--------------------------------        ----------------    ----------------      ----------------
        Anthony Niro                           128                 128                   *
--------------------------------        ----------------    ----------------      ----------------
        Steven Shaw                            122                 122                   *
--------------------------------        ----------------    ----------------      ----------------
       Stefan Schurman                         121                 121                   *
--------------------------------        ----------------    ----------------      ----------------
     Deborah Slaunwhite                        121                 121                   *
--------------------------------        ----------------    ----------------      ----------------
         Ian Leslie                            113                 113                   *
--------------------------------        ----------------    ----------------      ----------------
        Karla Ducharme                         110                 110                   *
--------------------------------        ----------------    ----------------      ----------------
        Emeka Nwafor                           106                 106                   *
--------------------------------        ----------------    ----------------      ----------------
       Monique Ouellete                        106                 106                   *
--------------------------------        ----------------    ----------------      ----------------
       Paul Rechsteiner                        106                 106                   *
--------------------------------        ----------------    ----------------      ----------------
       Frederic Plante                          95                  95                   *
--------------------------------        ----------------    ----------------      ----------------
        Kevin Marler                            94                  94                   *
--------------------------------        ----------------    ----------------      ----------------
        Tim Creamer                             91                  91                   *
--------------------------------        ----------------    ----------------      ----------------
       Christine Monuk                          89                  89                   *
--------------------------------        ----------------    ----------------      ----------------
       Richard Losier                           87                  87                   *
--------------------------------        ----------------    ----------------      ----------------
       Kelley LaRiccia                          81                  81                   *
--------------------------------        ----------------    ----------------      ----------------
      Jean-Michal Lemieux                       81                  81                   *
--------------------------------        ----------------    ----------------      ----------------
       Andrew Eidness                           77                  77                   *
--------------------------------        ----------------    ----------------      ----------------
       Debbie Beaton                            67                  67                   *
--------------------------------        ----------------    ----------------      ----------------
      Mark Hermeling                            66                  66                   *
--------------------------------        ----------------    ----------------      ----------------

       Louise Labuda                            65                  65                   *
--------------------------------        ----------------    ----------------      ----------------
       Denis Breault                            64                  64                   *
--------------------------------        ----------------    ----------------      ----------------
       Robert Prager                            61                  61                   *
--------------------------------        ----------------    ----------------      ----------------
       Cynthia Woods                            57                  57                   *
--------------------------------        ----------------    ----------------      ----------------
        Tom Reaume                              56                  56                   *
--------------------------------        ----------------    ----------------      ----------------
       Gina Stefanelli                          56                  56                   *
--------------------------------        ----------------    ----------------      ----------------
       Corinna Descarie                         51                  51                   *
--------------------------------        ----------------    ----------------      ----------------
       Jack Azoulay                             49                  49                   *
--------------------------------        ----------------    ----------------      ----------------
     Heather Fraser-Dube                        38                  38                   *
--------------------------------        ----------------    ----------------      ----------------
        Colin Ho                                36                  36                   *
--------------------------------        ----------------    ----------------      ----------------
       Melanie Levesque                         36                  36                   *
--------------------------------        ----------------    ----------------      ----------------
       Wendy Trudeau                            34                  34                   *
--------------------------------        ----------------    ----------------      ----------------
         Sean Evoy                              30                  30                   *
--------------------------------        ----------------    ----------------      ----------------
        Teresa Boyd                             28                  28                   *
--------------------------------        ----------------    ----------------      ----------------
       Jean Pierre Jauvin                       26                  26                   *
--------------------------------        ----------------    ----------------      ----------------
       Jack Pelletier                           21                  21                   *
--------------------------------        ----------------    ----------------      ----------------
         Greg Free                              10                  10                   *
--------------------------------        ----------------    ----------------      ----------------
        Michael Lang                             8                   8                   *
--------------------------------        ----------------    ----------------      ----------------
        Scott Young                              8                   8                   *
--------------------------------        ----------------    ----------------      ----------------
        Jason Smith                              6                   6                   *
--------------------------------        ----------------    ----------------      ----------------
         Kevin Hale                              5                   5                   *
--------------------------------        ----------------    ----------------      ----------------
     Timothy MJason Smith                        5                   5                   *
--------------------------------        ----------------    ----------------      ----------------
       Cherie Mahoney                            4                   4                   *
--------------------------------        ----------------    ----------------      ----------------
       Darren Coffin                             3                   3                   *
--------------------------------        ----------------    ----------------      ----------------

     * Less than percent.

     Pursuant to the terms of the Agreement and Plan of Acquisition and Arrangement by and among Rational Software Corporation, Rational International, 3037936 Nova Scotia Company, 1386501 Ontario Limited, 1386503 Ontario Limited and ObjecTime Limited, Rational Software Corporation undertook to use commercially reasonable efforts to register certain of the shares held by the selling stockholders within 20 days of the date of filing of Rational Software Corporation's Form 10-K for the year ended March 31, 2000. The Agreement and Plan of Acquisition and Arrangement also includes certain indemnification arrangements with the selling stockholders.

                              PLAN OF DISTRIBUTION

     The shares may be sold from time to time by the selling stockholders or by pledgees, donees, transferees or other successors in interest. Such sales may be made in any one or more transactions (which may involve block transactions) on the Nasdaq National Market, or any exchange on which the common stock of Rational Software Corporation may then be listed, in the over-the-counter market or otherwise in negotiated transactions or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may sell the shares as agent or may purchase such shares as principal and resell them for their own account pursuant to this prospectus. Such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or purchasers the shares, for whom they may act as agent (which compensation may be in excess of customary commissions).

     The aggregate proceeds to the selling stockholders from the sale of the shares will be the purchase price of the common stock sold less the aggregate agents' commissions if any, and other expenses of issuance and distribution not borne by Rational Software Corporation. The selling stockholders and any dealers or agents that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

     To the extent required, the specific shares of common stock to be sold, the names of the selling stockholders, purchase price, public offering price, the names of any such agent, dealer or underwriter, and any applicable commission or discount with respect to a particular offering will be set forth in an accompanying prospectus supplement.

     We have agreed to bear certain expenses of registration of the common stock under the federal and state securities laws and of any offering and sale hereunder not including certain expenses, such as commissions of dealers or agents, and fees attributable to the sale of the shares.

     The Agreement and Plan of Acquisition and Arrangement provides that we will indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

     We may suspend the use of this prospectus for a discrete period of time, not exceeding 30 days, if, in the good faith determination of our board of directors, a development has occurred or condition exists as a result of which the Registration Statement or this prospectus contains or incorporates by reference a material misstatement or omission, the correction of which would require the premature disclosure of confidential information that would, in the good faith determination of the board of directors, materially and adversely affect the Company. We may not exercise this delay right more than twice in any twelve-month period. We are obligated in the event of such suspension to use our reasonable efforts to ensure that the use of the prospectus may be resumed as soon as practicable. This offering will terminate on the earliest of (a) the first anniversary of the effective date of the acquisition of ObjecTime Limited by Rational Software Corporation or (b) the date on which all shares offered hereby have been sold by the selling stockholders.

     Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this prospectus.

     There can be no assurance that the selling stockholders will sell any or all of the shares of Rational Software Corporation common stock offered by them hereunder.

                                 LEGAL MATTERS

     The validity of the issuance of Rational Software Corporation's securities offered by this prospectus will be passed upon for Rational Software Corporation by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                            INDEPENDENT AUDITORS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual report on form 10-K for the year ended March 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                    PART II

   INFORMATION NOT REQUIRED IN THE PROSPECTUS. ITEM 14.   OTHER EXPENSES OF
ISSUANCE AND DISTRIBUTION

     The aggregate estimated (other than the registration fee) expenses to be paid by the Registrant in connection with this offering are as follows:

Securities and Exchange Commission registration fee..................    $ 7,185
Legal fees and expenses..............................................     10,000
Accounting fees and expenses.........................................     10,000
Miscellaneous........................................................      5,000
                                                                        --------
    Total............................................................    $32,185
                                                                        ========

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS OF RATIONAL

CERTIFICATE OF INCORPORATION

     Article 10 of our Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, as the same now exists or may hereafter be amended, a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

     . for any breach of their duty of loyalty to the corporation or its stockholders,

     . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

     . for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or

     . for any transaction from which the director derived an improper personal benefit.

BYLAWS

INDEMNIFICATION ARRANGEMENTS

     Our bylaws provide that our directors, officers and agents shall be indemnified against expenses including attorneys' fees, judgments, fines, settlements actually and reasonably incurred in connection with any proceeding arising out of their status as such, if such director, officer or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Rational Software Corporation, and, with the respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful.

     We have entered into agreements to indemnify our directors and officers, in addition to the indemnification provided for in our Certificate of Incorporation and Bylaws. These agreements, among other things, indemnify our directors and officers for certain expenses, including attorney's fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Rational, arising out of such person's services as a director or officer of Rational, any subsidiary of Rational or any other company or enterprise to which the person provides services at the request of Rational.

ITEM 16.   EXHIBITS

     The following exhibits are filed herewith or incorporated by reference herein:

EXHIBIT                               EXHIBIT TITLE
NUMBER                                -------------
-------

   4.1 Agreement and Plan of Acquisition and Arrangement by and among the Registrant, Rational International, 3037936 Nova Scotia Company, 1386501 Ontario Limited, 1386503 Ontario Limited and ObjecTime Limited is incorporated herein by reference to Exhibit 10.1 filed with the Registrant's 8-K dated January 21, 2000.
   5.1  Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
  23.1  Consent of Ernst & Young LLP, Independent Auditors
  23.2 Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
  24.1 Power of Attorney of certain directors and officers of Rational Software Corporation (see page II-5 of this Form S-3).

______________

ITEM 17.   UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (a) To include any prospectus required by Section 10(a)(3) of the Securities Act,

           (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement,

           (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (a) and (b) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cupertino, State of California, on July 20, 2000.

                                          RATIONAL SOFTWARE CORPORATION



                                          By: /s/ TIMOTHY A. BRENNAN
                                              ----------------------
                                          Name:  Timothy A. Brennan
                                          Title: Senior Vice President, Chief
                                                 Executive Officer and Secretary

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thomas F. Bogan and Timothy A. Brennan, and each of them acting individually, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or any substitute, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

               NAME                                          TITLE                                    DATE
               ----                                          -----                                    ----
    /s/ PAUL D. LEVY                                Founder and Chairman of the Board               July 20, 2000
---------------------------------------
        Paul D. Levy

    /s/ MICHAEL T. DEVLIN                           Founder, Chief Executive Officer and            July 20, 2000
---------------------------------------             Director
        Michael T. Devlin

    /s/ THOMAS F. BOGAN                             President and Chief Operating Officer           July 20, 2000
---------------------------------------
        Thomas F. Bogan

    /s/ TIMOTHY A. BRENNAN                          Senior Vice President, Chief Financial          July 20, 2000
---------------------------------------             Officer, and Secretary (Principal
        Timothy A. Brennan                          Financial Officer and Principal
                                                    Accounting Officer)

    /s/ LESLIE G. DENEND                            Director                                        July 20, 2000
---------------------------------------
        Leslie G. Denend

    /s/ JOHN E. MONTAGUE                            Director                                        July 20, 2000
----------------------------------------
         John E. Montague

     /s/ ALLISON R. SCHLEICHER                      Director                                        July 20, 2000
----------------------------------------
         Allison R. Schleicher

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                 EXHIBIT TITLE
------                                 -------------

   4.1 Agreement and Plan of Acquisition and Arrangement by and among the Registrant, Rational International, 3037936 Nova Scotia Company, 1386501 Ontario Limited, 1386503 Ontario Limited and ObjecTime Limited is incorporated herein by reference to Exhibit 10.1 filed with the Registrant's 8-K dated January 21, 2000.
   5.1  Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
  23.1  Consent of Ernst & Young LLP, Independent Auditors
  23.2 Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
  24.1 Power of Attorney of certain directors and officers of Rational Software Corporation (see page II-5 of this Form S-3).